PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.83 PER SHARE FOR THE FIRST QUARTER

HUNT VALLEY, MARYLAND – May 4, 2016 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three-month period ended March 31, 2016.  The Company also reported for the three-month period ended March 31, 2016 Funds From Operations (“FFO”) of $153.6 million or $0.77 per common share and Funds Available For Distribution (“FAD”) of $148.5 million or $0.75 per common share.

Taylor Pickett, Omega’s CEO stated, “Omega had another terrific quarter deploying over $500 million in new capital and earning a record quarterly adjusted FFO of $0.83 per share.”  Mr. Pickett continued, “Also during the first quarter, as part of our ongoing initiative to improve our overall portfolio, we identified 24 of our facilities as held for sale, representing slightly more than 1% of our gross book value. We estimate proceeds of over $95 million from these asset dispositions, and that the redeployment of such proceeds will increase rental revenue from the $6.6 million in annual rent currently generated by these assets.  Furthermore, we anticipate the $35 million of impairments recorded in the quarter should largely be offset by gains to be recognized upon the sale of  25 facilities, currently anticipated in 2016.”  Mr. Pickett concluded by stating, “Our 2016 FFO and FAD guidance announced in February remains unchanged and we look forward to continuing to enhance our tenant base, geographic density and further positioning Omega as the leading consolidator in the large, highly fragmented skilled nursing facility industry.”

The $153.6 million of FFO for the first quarter of 2016 includes $5.1 million in provisions for uncollectible mortgages, notes and straight-line receivables, $3.8 million of acquisition and merger related costs, $2.8 million of non-cash stock-based compensation expense and $0.3 million of interest refinancing costs.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.83 per common share for the three-month period ended March 31, 2016.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition and merger related costs, interest refinancing costs, provisions for impairment, uncollectible mortgages and accounts receivable and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “First Quarter 2016 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended March 31, 2016, the Company reported net income of $58.2 million, or $0.29 per diluted common share, on operating revenues of $212.9 million.  This compares to net income of $43.1 million, or $0.32 per diluted common share, on operating revenues of $133.4 million, for the same period in 2015.

The increase in net income for the three-month period ended March 31, 2016 compared to the prior year was primarily due to revenue associated with the acquisition by merger of Aviv REIT, Inc. (“Aviv”) on April 1, 2015 and new investments completed in 2015 and Q1 2016.  This increase was partially offset by (i) $31.8 million in increased depreciation and amortization expense, (ii) $28.6 million in increased impairments on real estate assets, (iii) $5.1 million in provisions for uncollectible mortgages, notes and straight-line receivables, (iv) $4.9 million in increased interest expense and (v) $3.3 million in incremental general and administrative expenses.

2016 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS

In Q2 2016, the Company…

•	completed $220 million in new investments.
•	increased its quarterly common stock dividend rate to $0.58 per share.

In Q1 2016, the Company…

•	completed $494 million in new investments.
•	invested $31 million in capital renovation and construction in progress projects.
•	completed a $350 million senior unsecured 5-year term loan.
•	increased its quarterly common stock dividend rate to $0.57 per share.

FIRST QUARTER 2016 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended March 31, 2016 totaled $212.9 million.  Operating expenses for the three-month period ended March 31, 2016 totaled $116.3 million and were comprised of $62.4 million of depreciation and amortization expense, $34.6 million in provisions for impairment on real estate assets, $7.7 million of general and administrative expense, $5.1 million in provisions for uncollectible straight line receivables, $3.8 million of  acquisition and merger related costs and $2.8 million of stock-based compensation expense.

The $5.1 million in provisions for uncollectible straight line receivables primarily resulted from the Company repositioning assets from one operator to another.  For further information related to the $34.6 million of real estate impairments, see the “Asset Dispositions and Impairments” section below.

Other Income and Expense – Other income and expense for the three-month period ended March 31, 2016 was a net expense of $39.7 million, which was primarily comprised of $37.2 million of interest expense, $2.1 million of amortized deferred financing costs, $0.3 million interest refinancing costs and a $22 thousand realized loss on foreign exchange.

Funds From Operations – For the three-month period ended March 31, 2016, reportable FFO was $153.6 million, or $0.77 per common share on 198 million weighted-average common shares outstanding, compared to $79.6 million, or $0.59 per common share on 135 million weighted-average common shares outstanding, for the same period in 2015.

The $153.6 million of FFO for the three-month period ended March 31, 2016 includes the impact of $5.1 million in provisions for uncollectible mortgages, notes and straight-line receivables, $3.8 million of acquisition and merger related costs, $2.8 million of non-cash stock-based compensation expense and $0.3 million of interest refinancing costs.

The $79.6 million of FFO for the three-month period ended March 31, 2015 includes the impact of $9.4 million of interest refinancing costs, $4.9 million of acquisition related costs and $1.6 million of non-cash stock-based compensation expense.

Adjusted FFO was $165.4 million, or $0.83 per common share, for the three months ended March 31, 2016, compared to $95.5 million, or $0.71 per common share, for the same period in 2015.  The Company had 64 million additional weighted-average shares outstanding for the three months ended March 31, 2016 compared to the same period in 2015.  For further information see the “Funds From Operations” schedule below.

FINANCING ACTIVITIES

Amendment to the Omega Credit Facilities – Adding a $350 Million Unsecured Term Loan Facility – On January 29, 2016, the Company amended the Omega Credit Facilities (defined below) to add a $350 million senior unsecured incremental term loan facility.  As a result of the amendment, the Omega Credit Facilities now include a $1.25 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”), a $200 million senior unsecured term loan facility (the “Tranche A-1 Term Loan Facility”), a $200 million senior unsecured incremental term loan facility (the “Tranche A-2 Term Loan Facility”) and a $350 million senior unsecured incremental term loan facility (the “Tranche A-3 Term Loan Facility” and, together with the Revolving Credit Facility, the Tranche A-1 Term Loan Facility and the Tranche A-2 Term Loan Facility, collectively, the “Omega Credit Facilities”). The Revolving Credit Facility matures on June 27, 2018, subject to a one-time option for Omega to extend such maturity date for one year. Exercise of such extension option is subject to compliance with a notice requirement and other customary conditions. The Tranche A-1 Term Loan Facility matures on June 27, 2019. The Tranche A-2 Term Loan Facility matures on June 27, 2017, subject to Omega’s option to extend the maturity date of the Tranche A-2 Term Loan Facility twice, the first extension until June 27, 2018 and the second extension until June 27, 2019. The Tranche A-3 Term Loan Facility matures on January 29, 2021. The Tranche A-1 Term Loan Facility, the Tranche A-2 Term Loan Facility and the Tranche A-3 Term Loan Facility may be referred to collectively herein as the “Omega Term Loan Facilities”.

The Tranche A-3 Term Loan Facility is priced at LIBOR plus an applicable percentage (currently at 150 basis points, with a range of 100 to 195 basis points) based on our ratings from Standard & Poor’s, Moody’s and/or Fitch.  The entire amount of the Tranche A-3 Term Loan Facility was advanced on January 29, 2016.  The Company used the proceeds from the Tranche A-3 Term Loan Facility to repay existing indebtedness and for general corporate purposes.

As of March 31, 2016, the Company had $530 million of outstanding borrowings under the Revolving Credit Facility and $1.1 billion of outstanding unsecured term loan borrowings, including the Omega Term Loan Facilities and its other unsecured term loans.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended March 31, 2016, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

(in thousands, except price per share)	Equity Shelf (At-the-Market) Program	Dividend Reinvestment and Common Stock Purchase Program
	Q1 2016
Number of shares	-	660
Average price per share	$-	$29.84
Gross proceeds	$-	$19,691

2016 Q2 RECENT DEVELOPMENTS AND PORTFOLIO ACTIVITY

$220 Million of New Investments in Q2 2016 – In Q2 2016, the Company completed four separate transactions totaling $220 million of new investments.  The new investments consisted of the following:

$32 Million Acquisition – In May 2016, the Company acquired three skilled nursing facilities (“SNFs”) located in Colorado (2) and Missouri (1) from an unrelated third party for $31.8 million and leased them to an existing operator.  The SNFs, consisting of 344 operating beds, were added to the existing operator’s master lease with an initial annual cash yield of 9.0% with 2.5% annual escalators.

$9 Million Mezzanine Loan – In April 2016, the Company invested $8.5 million in a mezzanine loan with a third party.  The loan bears interest at 11% per annum and matures in May 2021.

$114 Million Acquisition – In April 2016, the Company acquired 10 care homes (similar to assisted living facilities (“ALFs”) in the United States) in the United Kingdom (“UK”) from an unrelated third party for approximately $113.8 million (USD) and leased them to its existing UK operator.  The 10 care homes with 743 registered beds were added to the existing operator’s 12-year master lease which has an initial cash yield of 7% with 2.5% annual escalators.

$66 Million Acquisition – In April 2016, the Company acquired three ALFs / independent living facilities located in Texas (representing 355 operating beds) for approximately $66.0 million and leased them to a new operator to the Company.   The facilities were combined into a 12-year master lease agreement with an initial annual cash yield of 6.8% in year one, increasing to 7.2% in year two, 7.4% in year three with annual escalators of 2.8% thereafter.

$494 Million of New Investments in Q1 2016 – During the three months ended March 31, 2016, the Company completed 7 separate transactions totaling $494 million of new investments and invested $31 million in capital renovation projects.  The new investments consisted of the following:

$6 Million Acquisition – On March 15, 2016, the Company acquired one 33 registered bed care home located in the UK for approximately $6.1 million (USD) and leased it to its existing UK operator.   The facility was added to the existing operator’s master lease with an initial annual cash yield of 7% with 2.5% annual escalators.

$20 Million Acquisition – On March 1, 2016, the Company completed a purchase/lease-back of two ALFs with 164 operating beds located in Georgia for approximately $20.2 million from a new third party operator.  The two facility master lease has an initial term of 12-years, annual escalators of 2.5% and an initial annual yield of 7.5%.

$233 Million Acquisition – On March 1, 2016, the Company acquired 21 SNFs from an unrelated third party for $212.5 million and leased them to an existing operator.  The SNFs, consisting of 2,446 operating beds, are located in Virginia (7) and North Carolina (14). Omega also acquired title to certain ancillary facilities which includes an office building, a pharmacy building, and other miscellaneous real estate.  The SNFs and other real estate were combined into a single 12-year master lease with an existing operator.  The Company also provided a $20 million term loan to the operator to acquire the stock of the operating company, which included a pharmacy and enteral business among other assets.  The term loan is repayable at any time.  The master lease and term loan have an initial annual cash yield of 8.5% with 2.5% annual escalators.

$50 Million Mezzanine Loan – On February 26, 2016, the Company invested $50.0 million in a mezzanine loan with a third party.  The loan bears interest at LIBOR plus 9.75% per annum (with a 10.5% floor) and matures in February 2019.

$170 Million Acquisition – On February 1, 2016, the Company acquired 10 SNFs for approximately $169.0 million and leased them to an existing operator.  The SNFs, consisting of 985 operating beds, located in Ohio (6), Virginia (3) and Michigan (1) were combined into a new 12-year master lease.  The Company also provided a $1.0 million term loan to the operator to acquire the stock of the operating company, which included the operating assets of 32 additional facilities, 29 of which were already owned by Omega.  The term loan is repayable at any time.   The master lease and term loan have an initial annual cash yield of 8.5% and annual escalators of 2.0%.

$8 Million Acquisition – On January 18, 2016, the Company acquired one care home facility located in the UK for approximately $8.3 million (USD) and leased it to an existing operator.   The 52 registered bed facility was added to an existing 12-year master lease with an initial annual cash yield of 7% and annual escalators of 2.5%.

$7 Million Mezzanine Loan – On January 12, 2016, the Company invested $6.8 million in a mezzanine loan with a third party.  The loan bears interest at 11% per annum and matures in January 2018.

$31 Million Capital Renovation Projects – In Q1 2016, the Company invested approximately $31.0 million under its capital renovation and construction in progress programs.

ASSET DISPOSITIONS AND IMPAIRMENTS

During the three-month period ended March 31, 2016, the Company reclassified 24 facilities to held for sale and recorded approximately $35 million in provisions for impairment to reduce the net book value on 14 facilities to their estimated selling price.  At March 31, 2016, the Company had 25 facilities classified as held for sale and anticipates all 25 facilities will be sold in 2016.

Six of the 25 held for sale assets resulted from notification from three separate operators of their intent to execute their contractual purchase option.  The six facilities have a combined net book value of $26 million and the Company anticipates the facilities will generate approximately $46 million in sales proceeds.

On April 29, 2016, four of the above referenced six facilities were sold for $24 million.  As a result, for the three-month period ending June 30, 2016, the Company will record an estimated $9 million gain on this transaction.  In conjunction with this transaction, the operator also paid $55.4 million to the Company to repay several facility mortgages and notes.

DIVIDENDS

On April 14, 2016, the Board of Directors declared a common stock dividend of $0.58 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid May 16, 2016 to common stockholders of record on May 2, 2016.

2016 FAD AND ADJUSTED FFO GUIDANCE AFFIRMED

The Company affirmed its 2016 annual FAD to be between $2.95 and $3.00 per diluted share and its 2016 annual Adjusted FFO to be between $3.25 and $3.30 per diluted share.

The Company's FAD and Adjusted FFO guidance for 2016 includes approximately $745 million of combined new investments (including the $220 million of new investments completed in Q2 2016) and planned capital renovation projects; however, it excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition and merger related costs, provisions for uncollectable receivables and stock-based compensation expense.  A reconciliation of the FAD and Adjusted FFO guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

The Company's FAD and Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, May 5, 2016 at 10 a.m. Eastern to review the Company’s 2016 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2016 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of March 31, 2016, Omega has a portfolio of investments that includes over 900 properties located in 42 states and the United Kingdom and operated by 83 different operators.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

________________________

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega’s expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT; (ix) Omega’s ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv’s operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; (xiii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiv) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$7,088,960	$6,743,958
Less accumulated depreciation	(1,067,023)	(1,019,150)
Real estate properties – net	6,021,937	5,724,808
Investments in direct financing leases – net	590,622	587,701
Mortgage notes receivable	660,569	679,795
	7,273,128	6,992,304
Other investments	203,832	89,299
	7,476,960	7,081,603
Assets held for sale – net	73,589	6,599
Total investments	7,550,549	7,088,202

Cash and cash equivalents	9,407	5,424
Restricted cash	12,327	14,607
Accounts receivable – net	208,269	203,862
Goodwill	645,568	645,683
Other assets	189,332	61,231
Total assets	$8,615,452	$8,019,009

LIABILITIES AND EQUITY
Revolving line of credit	$530,000	$230,000
Term loans	1,100,000	750,000
Secured borrowings – net	235,895	236,204
Unsecured borrowings – net	2,353,297	2,352,882
Accrued expenses and other liabilities	328,932	333,706
Deferred income taxes	14,795	15,352
Total liabilities	4,562,919	3,918,144

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 188,167 shares as of March 31, 2016 and 187,399 as of December 31, 2015	18,817	18,740
Common stock – additional paid-in capital	4,629,423	4,609,474
Cumulative net earnings	1,428,077	1,372,522
Cumulative dividends paid	(2,361,580)	(2,254,038)
Accumulated other comprehensive loss	(21,702)	(8,712)
Total stockholders’ equity	3,693,035	3,737,986
Noncontrolling interest	359,498	362,879
Total equity	4,052,533	4,100,865
Total liabilities and equity	$8,615,452	$8,019,009

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenue
Rental income	$176,703	$100,964
Income from direct financing leases	15,442	14,346
Mortgage interest income	16,606	16,579
Other investment income – net	4,128	1,531
Total operating revenues	212,879	133,420

Expenses
Depreciation and amortization	62,433	30,610
General and administrative	7,677	4,404
Stock-based compensation	2,778	1,610
Acquisition and merger related costs	3,771	4,868
Impairment loss on real estate properties	34,558	5,982
Provisions for uncollectible mortgages, notes and accounts receivable	5,124	(2)
Total operating expenses	116,341	47,472

Income before other income and expense	96,538	85,948
Other income (expense)
Interest income	8	193
Interest expense	(37,222)	(32,359)
Interest – amortization of deferred financing costs	(2,132)	(1,353)
Interest – refinancing costs	(298)	(9,377)
Realized loss on foreign exchange	(22)	-
Total other expense	(39,666)	(42,896)

Income before gain on assets sold	56,872	43,052
Gain on assets sold – net	1,571	-
Income from continuing operations before income taxes	58,443	43,052
Income taxes	(247)	-
Net income	58,196	43,052
Net income attributable to noncontrolling interest	(2,641)	-
Net income available to common stockholders	$55,555	$43,052

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.30	$0.32
Diluted:
Net income	$0.29	$0.32

Dividends declared and paid per common share	$0.57	$0.53

Weighted-average shares outstanding, basic	188,228	134,346
Weighted-average shares outstanding, diluted	198,350	134,806

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Net income	$58,196	$43,052
Deduct gain from real estate dispositions	(1,571)	—
Sub – total	56,625	43,052
Elimination of non-cash items included in net income:
Depreciation and amortization	62,433	30,610
Add back non-cash provision for impairments on real estate properties	34,558	5,982
Funds from operations	$153,616	$79,644

Weighted-average common shares outstanding, basic	188,228	134,346
Restricted stock and PRSUs	1,175	460
Operating Partnership Units	8,947	—
Weighted-average common shares outstanding, diluted	198,350	134,806

Funds from operations available per share	$0.77	$0.59

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$153,616	$79,644
Deduct one-time cash revenue	(235)	—
Add back (deduct) non-cash provision for uncollectible mortgages, notes and accounts receivable	5,124	(2)
Add back interest refinancing expense	298	9,377
Add back acquisition and merger related costs	3,771	4,868
Add back non-cash stock-based compensation expense	2,778	1,610
Adjusted funds from operations	$165,352	$95,497

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,100	1,420
Capitalized interest	(1,720)	(20)
Non-cash revenues	(17,209)	(9,387)
Funds available for distribution	$148,523	$87,510

Funds From Operations (“FFO”), Adjusted FFO and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

2016 FAD AND ADJUSTED FFO GUIDANCE RECONCILIATION

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO and FAD to projected GAAP earnings. Omega may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

2016 Quarterly Adjusted FFO and FAD Guidance Range (per diluted common share)
Full Year
Net Income	$1.76 - $1.81
Depreciation	1.33
Gain on assets sold	(0.12)
Real estate impairments	0.17
FFO	$3.14 - $3.19
Adjustments:
Transaction costs	0.02
Provision for uncollectible accounts	0.03
Stock-based compensation expense	0.07
Adjusted FFO	$3.25 - $3.30
Non-cash interest expense	0.04
Capitalized interest	(0.03)
Non-cash revenue	(0.31)
FAD	$2.95 - $3.00

Note: All per share numbers rounded to 2 decimals. This table should be read in conjunction with the notes to the preceding table under “2016 FAD and Adjusted FFO Guidance Affirmed” section above.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended March 31, 2016:

	As of March 31, 2016			As of March 31, 2016
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property (1)	846	$7,108,160	85%	857	85,299
Direct Financing Leases	59	590,622	7%	57	5,695
Loan Receivable	55	660,569	8%	55	5,744
Total Investments	960	$8,359,351	100%	969	96,738

Investment Data	Total # of Properties (2)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000’s)
Skilled Nursing Facilities/Transitional Care (1)	864	$7,276,260	87%	867	90,592	$80
Senior Housing (3)	96	1,083,091	13%	102	6,146	177
	960	$8,359,351	100%	969	96,738	86

(1) Total Investment includes a $19.2 million lease inducement and excludes $73.6 million of properties classified as held-for-sale.
(2) Total # of Properties excludes properties classified as held-for-sale.
(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2016
Rental Property (1)	$176,703	83%
Direct Financing Leases	15,442	7%
Mortgage Notes	16,606	8%
Other Investment Income- net	4,128	2%
	$212,879	100%

Revenue by Facility Type

	Three Months Ended
	March 31, 2016
Skilled Nursing Facilities/Transitional Care (1)	$188,728	89%
Senior Housing	20,023	9%
Other	4,128	2%
	$212,879	100%

(1) Includes $0.8 million reduction for lease inducements for the three months ended March 31, 2016.

Operator Concentration by Investment ($000’s)	As of March 31, 2016
	Total # of Properties (1)	Total Investment (2)	% of Investment
Ciena Healthcare	68	$903,117	11%
New Ark Investment, Inc.	59	597,831	7%
Maplewood Real Estate Holdings, LLC	12	501,922	6%
Saber Health Group	46	482,100	6%
CommuniCare Health Services, Inc.	40	431,839	5%
Genesis Healthcare	58	359,060	4%
Daybreak Venture, LLC	53	353,511	4%
Health & Hospital Corporation	44	304,719	4%
Diversicare Healthcare Services	35	276,380	3%
EmpRes Healthcare Group, Inc.	28	264,447	3%
Remaining 73 Operators	517	3,884,425	47%
	960	$8,359,351	100%

(1) Total # of Properties excludes properties classified as held-for-sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $73.6 million of properties classified as held-for-sale.

Concentration by State	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	88	$849,351	10%
Texas	106	710,641	9%
Florida	90	672,315	8%
Michigan	48	614,750	7%
California	58	521,790	6%
Pennsylvania	43	466,293	6%
Indiana	60	406,863	5%
Virginia	16	289,792	4%
North Carolina	31	254,815	3%
South Carolina	22	243,267	3%
Connecticut	6	238,775	3%
Mississippi	19	227,706	3%
Arkansas	26	198,595	2%
Massachusetts	17	189,543	2%
Kentucky	26	185,598	2%
Maryland	16	174,077	2%
Remaining 26 states and United Kingdom	288	2,115,180	25%
	960	8,359,351	100%
(1) Total # of Properties excludes properties classified as held-for-sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $73.6 million of properties classified as held-for-sale.

Revenue Maturities ($000's)	As of March 31, 2016
Operating Lease Expirations & Loan Maturities	Year	2016 Current Lease Revenue	2016 Current Interest Revenue	2016 Lease and Interest Revenue	%
	2016	$2,824	$-	$2,824	0.4%
	2017	13,940	-	13,940	1.8%
	2018	56,409	1,382	57,791	7.3%
	2019	2,963	-	2,963	0.4%
	2020	6,814	361	7,175	0.9%
	2021	11,986	-	11,986	1.5%

Note: Based on calendar year 2016 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	As of December 31, 2015
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended December 31, 2015 (1)	53.1%	37.5%	9.4%
Three-months ended September 30, 2015 (1)	52.7%	37.2%	10.1%
Three-months ended June 30, 2015 (1)	51.6%	38.9%	9.5%
Three-months ended March 31, 2015 (1)	51.0%	39.7%	9.3%
Three-months ended December 31, 2014 (1)	53.2%	37.3%	9.5%

(1) Includes results for Aviv legacy properties.

Operator Census and Coverage		Coverage Data
	Occupancy(1)	Before Management Fees		After Management Fees

Twelve-months ended December 31, 2015 (2)	82.5%	1.8	x	1.4	x
Twelve-months ended September 30, 2015 (2)	81.9%	1.8	x	1.4	x
Twelve-months ended June 30, 2015 (2)	81.9%	1.8	x	1.4	x
Twelve-months ended March 31, 2015 (2)	82.3%	1.8	x	1.4	x
Twelve-months ended December 31, 2014	84.5%	1.8	x	1.4	x
(1) Based on available (operating) beds. (2) Includes results for Aviv legacy properties.

The following table presents a debt maturity schedule as of March 31, 2016:

Debt Maturities ($000's)	Secured Debt		Unsecured Debt
Year	HUD Mortgages (1)	GE Term Loan	Line of Credit and Term Loans (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2016	$-	$-	$-	$-	$-	$-
2017	-	-	-	-	-	-
2018	-	-	-	-	-	-
2019	-	180,000	1,750,000	-	-	1,930,000
2020	-	-	-	-	-	-
2021	-	-	350,000	-	20,000	370,000
2022	-	-	250,000	-	-	250,000
Thereafter	55,895	-	-	2,350,000	-	2,405,895
	$55,895	$180,000	$2,350,000	$2,350,000	$20,000	$4,955,895

(1) Mortgages guaranteed by HUD.
(2) Reflected at 100% borrowing capacity.
(3) $1.75 billion is comprised of a: $200 million Tranche A-1 term loan, $100 million term loan to Omega’s operating partnership, $200 million Tranche A-2 term loan and $1.25 billion revolving credit facility (excluding a $250 million accordion feature) assuming the exercise of existing extension rights.
(4) Excludes net discounts of $17.3 million.
(5) Excludes $0.6 million of fair market valuation adjustments.

The following table presents investment activity for the three -month period ended March 31, 2016:

Investment Activity ($000's)	Three Months Ended
	March 31, 2016
Funding by Investment Type:	$ Amount	%
Real Property	$416,104	79%
Construction-in-Progress	14,526	3%
Capital Expenditures	16,457	3%
Other	77,848	15%
Total	$524,935	100%